Exhibit 16.1

February 7, 2014

United States Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re:	CARDAX, INC.

(formerly known as Koffee Korner Inc.)

Commission File Number: 333-181719

Commissioners:

We have read Item 2.01 of Form 8-K dated February 7, 2014, of CARDAX, INC., formerly known as Koffee Korner, Inc. (the “Company”), and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audits of consolidated balance sheets of the Company as of March 31, 2013 and 2012 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the fiscal years then ended.

Very truly yours,

/s/ Li and Company, PC

Li and Company, PC